As filed with the Securities and Exchange Commission on September 7, 2018

Registration No. 333-

FORM S-8

REGISTRATION STATEMENT

Under

the Securities Act of 1933

WILLIAMS-SONOMA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-2203880
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3250 Van Ness Avenue, San Francisco, California 94109

(Address of principal executive offices) (Zip code)

Williams-Sonoma, Inc. 2001 Long-Term Incentive Plan

Williams-Sonoma, Inc. 401(k) Plan

Williams-Sonoma, Inc. Amended and Restated Executive Deferred Compensation Plan

(Full title of the plans)

Laura Alber

President and Chief Executive Officer

Williams-Sonoma, Inc.

3250 Van Ness Avenue

San Francisco, CA 94109

(Name and address of agent for service)

(415) 421-7900

(Telephone number, including area code, of agent for service)

Copy to:

Juliano Banuelos

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, California 94105-2669

(415) 773-5700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	4,260,000 shares(1)(2)	$68.17(3)	$290,404,200(3)	$36,155.33
Common Stock, par value $0.01 per share	4,000,000 shares(1)(4)	$68.17(3)	$272,680,000(3)	$33,948.66
Deferred Compensation Obligations	$40,000,000(5)	N/A	$40,000,000	$4,980.00
Total	8,260,000 shares and $40,000,000 in deferred compensation obligations		$603,084,200	$75,083.99

(1)

Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers such additional and indeterminate number of shares of the common stock (“Common Stock”) of Williams-Sonoma, Inc. (the “Registrant”) as may become issuable by reason of stock dividends, stock splits or similar transactions.

(2)	Represents the number of shares of Common Stock issuable pursuant to awards granted under the Williams-Sonoma, Inc. 2001 Long-Term Incentive Plan (the “Long-Term Incentive Plan”).
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share is estimated to be $68.17, based on the average of the high sales price ($68.65) and the low sales price ($67.69) for the Common Stock as reported on the New York Stock Exchange on August 30, 2018.

(4)	Represents the number of shares of Common Stock that may be purchased under the Williams-Sonoma, Inc. 401(k) Plan (the “401(k) Plan”).
(5)

The deferred compensation obligations being registered are offered under the Williams-Sonoma, Inc. Amended and Restated Executive Deferred Compensation Plan (the “DCP”), and are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms and conditions of the DCP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I will be delivered to the participants in the Long-Term Incentive Plan, the 401(k) Plan, and the DCP covered by this Registration Statement as required by Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K (File No. 001-14077) for the fiscal year ended January 28, 2018 filed on March 29, 2018;

(b)	All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 001-14077), since January 28, 2018; and

(c)

The description of Common Stock contained in the Registrant’s Registration Statement on Form 8-A (No. 001-14077) filed with the Commission on April 30, 1998, together with Amendment No. 1 on Form 8-A filed with the Commission on May 25, 2011, and including any other amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

In addition to the shares of Common Stock reserved under the Long-Term Incentive Plan and 401(k) Plan, this Registration Statement covers deferred compensation obligations that may be offered under the DCP. The deferred compensation obligations issuable under the DCP represent the Registrant’s obligations to pay to participants in the DCP certain compensation amounts that the participants have elected to defer under the DCP.

The DCP is an unfunded and unsecured deferred compensation arrangement that is designed to allow a select group of management or highly compensated employees to forego current compensation and defer a specified percentage of their base salaries (up to 75%) and cash incentive payments (up to 100%). Such deferrals are 100% vested.

Amounts deferred by a participant in the DCP are credited to a bookkeeping account maintained on behalf of each participant. These bookkeeping accounts are utilized solely as a device for measuring and determining amounts to be paid to a participant, or his or her designated beneficiary, pursuant to the terms of the DCP. Amounts credited to each participant under the DCP are periodically adjusted for earnings and/or losses at a rate that is equal to the various investment funds (also referred to as measurement funds) selected by the committee assigned to administer the DCP (the “Committee”), as elected by the participant. The Committee may, in its sole discretion, discontinue, substitute or add a measurement fund. A participant may reallocate previously invested money among each of the available measurement funds on or before the 20th day of any calendar month with respect to at least 10% of the participant’s account.

Under the DCP, a participant may make separate distribution elections with respect to each year’s deferrals. These distribution elections include the ability to elect a single lump-sum payment or quarterly installment payments over five, 10, 15 or 20 years for participants who retire from the Registrant or become disabled. Deferrals will be paid out in the form of a single lump sum in the event of a participant’s separation from service other than due to retirement. Deferrals may be paid out prior to a participant’s separation from service in the event of a financial hardship, if the participant makes a “Scheduled-In Service Distribution” or in the event of death. Deferrals will be paid out in a single lump sum in the event of a financial hardship. A participant may elect to receive a Scheduled-In Service Distribution with respect to each year’s deferrals in a single lump sum payment or in annual installments over two to five years. Notwithstanding the foregoing, upon a participant’s death, all unpaid deferred amounts will be paid out in a single lump sum payment, irrespective of any election to receive payments in installments.

Deferred amounts are the Registrant’s general unsecured obligations and are subject to claims by the Registrant’s creditors. DCP participants and their beneficiaries, heirs or successors will have no legal or equitable rights, claims, or interest in any specific property or assets of the Registrant. However, the Registrant has purchased life insurance policies on certain participants to potentially offset these unsecured obligations.

The Registrant’s Board of Directors and in certain circumstances, the Committee, may terminate the DCP subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. In certain circumstances, the Board of Directors or the Committee may also accelerate the payment of all scheduled DCP distributions as set forth in the DCP.

The foregoing summary is qualified in its entirety by reference to the DCP document, which was previously filed with the Commission on June 8, 2018 as Exhibit 10.1 to the Registrant’s Annual Report on Form 10-Q for the fiscal quarter ended April 29, 2018 (File No. 001-14077).

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Delaware law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions. The effect of this provision is to eliminate the personal liability of directors to the corporation or its stockholders for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence.

Delaware law also provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful. In addition, under Delaware law, in general, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

The Registrant’s certificate of incorporation provides that to the fullest extent permitted by Delaware law, a director of the Registrant will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended.

The Registrant also has the power to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or his or her intestate is or was a director, officer, employee or agent of the Registrant or any predecessor of the Registrant or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Registrant or any predecessor to the Registrant.

The Registrant’s bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or an officer of the Registrant or is or was serving (during such person’s tenure as director or officer) at the request of the Registrant as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, will be indemnified and held harmless by the Registrant to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than such law permitted the Registrant to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except with respect to proceedings to enforce rights to indemnification, the Registrant will indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Registrant’s Board of Directors.

The Registrant also maintains director’s and officer’s liability insurance insuring the Registrant’s directors and officers against certain liabilities and expenses incurred by such person in their capacities as such, and insuring the Registrant under certain circumstances in the event that indemnification payments are made by the Registrant to such directors and officers.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement.

Exhibit No.	Description of Exhibit

5.1*	Opinion of Orrick, Herrington & Sutcliffe LLP

23.1*	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included in the signature page to this Registration Statement)

99.1	Williams-Sonoma, Inc. 2001 Long-Term Incentive Plan, as amended and restated (incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement as filed on April 13, 2018, File No. 001-14077)

99.2*	Williams-Sonoma, Inc. 401(k) Plan, as amended

99.3	Williams-Sonoma, Inc. Amended and Restated Executive Deferred Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 29, 2018 as filed on June 8, 2018, File No. 001-14077)

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on September 7, 2018.

Williams-Sonoma, Inc.

By:	/s/ Laura Alber
Laura Alber
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Laura Alber and Julie Whalen, each of them acting individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, in his or her name and on his or her behalf, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Laura Alber Laura Alber	President and Chief Executive Officer and Director (Principal Executive Officer)	September 7, 2018

/s/ Julie Whalen Julie Whalen	Executive Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 7, 2018

/s/ Adrian Bellamy Adrian Bellamy	Chairman of the Board of Directors	September 7, 2018

/s/ Anthony Greener Anthony Greener	Director	September 7, 2018

/s/ Robert Lord Robert Lord	Director	September 7, 2018

Name	Title	Date

/s/ Grace Puma Grace Puma	Director	September 7, 2018

/s/ Christiana Smith Shi Christiana Smith Shi	Director	September 7, 2018

/s/ Sabrina Simmons Sabrina Simmons	Director	September 7, 2018

/s/ Jerry Stritzke Jerry Stritzke	Director	September 7, 2018

/s/ Frits van Paasschen Frits van Paasschen	Director	September 7, 2018